Exhibit 2.3
[Letterhead of CSI]
September 14, 2010
Clean Diesel Technologies, Inc.
10 Middle Street
Suite 1100
Bridgeport, CT 06604
Finn Dixon & Herling LLP
177 Broad Street
Stamford, CT 06901-2048
Attention: David I. Albin
     Re: Modification of Agreement and Plan of Merger
Ladies and Gentlemen:
     Reference is made to that certain Agreement and Plan of Merger, dated as of May 13, 2010, as amended (the “Merger Agreement”), among Clean Diesel Technologies, Inc., a Delaware corporation (the “Parent”), CDTI Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Catalytic Solutions, Inc., a California corporation (the “Company”). Certain capitalized terms used herein without definition have the same definition as set forth in the Merger Agreement.
     The purpose of this letter is to confirm our mutual agreement to modify the first sentence of Section 1.3 of the Merger Agreement so that, as amended, Section 1.3 of the Merger Agreement shall read in its entirety as follows:
Section 1.3 Effective Time. Concurrently with the Closing, the parties hereto shall file an agreement of merger consistent with this Agreement together with the related officers’ certificates required by Section 1103 of the CGCL, in a customary form (the “Certificate of Merger”), with the Secretary of State of the State of California (the “Secretary of State”). The parties hereto shall make all other filings, recordings or publications required by the CGCL in connection with the Merger. The Merger shall become effective at the time specified in the Certificate of Merger (the time at which the Merger becomes effective being the “Effective Time”).

     If the foregoing accurately reflects your understanding of our agreement, please confirm by signing where indicated below that Parent, Merger Sub and the Company hereby amend Section 1.3 of the Merger Agreement to read in its entirety as set forth above.

Very truly yours,

CATALYTIC SOLUTIONS, INC.

By

Its

Agreed and accepted as of
September 14, 2010:

CLEAN DIESEL TECHNOLOGIES, INC.

By

Its

CDTI MERGER SUB, INC.

By

Its